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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                           For the 3 Months Ended    For the 9 Months Ended
                                September 30,             September 30,
                           ----------------------    ----------------------
                               1994         1993         1994         1993
                           ----------------------    ----------------------
Net income (loss) .......  $    314     $    323     $    897     $ (1,113)
                           =========    =========    =========    =========

Weighted average number
  of common shares
  outstanding ...........   424,065      417,215      423,937      411,481

Common stock equivalent
  shares applicable to
  stock options .........     1,268        1,402        1,277            0
                           ---------    ---------    ---------   ----------
Total number of shares
  for computing primary
  earnings (loss)
  per share .............   425,333      418,617      425,214      411,481

Incremental shares for
  computing fully diluted
  earnings (loss)
  per share .............         0          248            0            0
                           ---------    ---------    ---------    ---------
Total number of shares
  for computing fully
  diluted earnings (loss)
  per share .............   425,333      418,865      425,214      411,481
                           =========    =========    =========    =========
Earnings (loss) per common
  share (as reported) ...  $   0.74     $   0.77     $   2.12     $  (2.71)
Primary earnings (loss)
  per share .............  $   0.74     $   0.77     $   2.11     $  (2.71)
Fully diluted earnings
  (loss) per share ......  $   0.74     $   0.77     $   2.11     $  (2.71)

Earnings (loss) per share amounts for the three- and nine-month periods ended September 30, 1994 and September 30, 1993, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings (loss) per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent. Common stock equivalents were excluded from the nine-month 1993 primary and fully diluted loss per share calculations because their inclusion would have diluted the reported loss per share.